Exhibit 99.1

BROADRIDGE REPORTS STRONG FIRST QUARTER FISCAL 2008 RESULTS

LAKE SUCCESS, NY – November 7, 2007 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported earnings of $36.0 million, or $0.26 per share for the first quarter of its fiscal year 2008, compared to $28.5 million or $0.21 per share for the comparable quarter of the previous fiscal year.

In the first quarter of fiscal year 2008, net revenues grew 3% to $451.2 million from $440.1 million in the first quarter of fiscal year 2007. Net earnings grew 26% to $36.0 million from $28.5 million, and diluted earnings per share increased 24% to $0.26 per share from $0.21 per share on slightly more shares outstanding, compared to the first quarter of fiscal 2007.

Excluding adjustments for one-time transition expenses related to Broadridge’s March 2007 spin-off from Automatic Data Processing, Inc. (NYSE:ADP), and interest on new debt, the non-GAAP net earnings for the first quarter of fiscal year 2008 grew to $42.8 million from $28.5 million, an increase of 50%, or $0.31 per share from $0.21 per share. A reconciliation of non-GAAP to GAAP measures is included at the end of this release.

In the first quarter of fiscal year 2008, net revenue growth was driven primarily by growth in trading volumes related to market activity, new business and one-time items, offset by two large client losses previously announced in fiscal year 2007. Pretax margin of 13.1% increased by 2.6 percentage points as a result of the inherent operating leverage in the business primarily driven by trade volume revenue, and one-time items that contributed approximately one percentage point of the improvement. Our sales for the quarter were $30 million; this amount is ahead of plan and just over 25% of our full year plan.

Commenting on the results, Richard J. Daly, Chief Executive Officer said, “We are very pleased with our first quarter results and earnings, and I’m encouraged by the market activity that drove us over our planned performance. For the quarter, we were even able to grow over the two large client losses we had previously announced. Our operating margin increased, largely as a result of higher trading volume revenue and the one-time items. This solid start puts us on track to exceed our expected results for our 2008 fiscal year. Therefore we are raising our earnings guidance. Our strong cash flows enabled us to pay down almost 15% of our outstanding long-term debt, and to continue to make strategic investments in our businesses.”

Analysis of First Quarter Fiscal Year 2008

In the third quarter of fiscal year 2007, we changed our method for determining intersegment transfer pricing. This change had no impact on our consolidated results. In the business segment discussion below, we compare actual results for fiscal year 2008 to results for fiscal year 2007 that are adjusted to reflect the change in transfer pricing. We believe this provides a more meaningful comparison between current quarter results and prior quarters. A reconciliation to fiscal year 2007 results, as reported, is included at the end of this release.

Investor Communication Solutions

Investor Communication Solutions segment net revenues decreased 3% compared to the first quarter of fiscal year 2007, on both an adjusted and as reported basis, to $299.1 million in the first quarter of fiscal year 2008. The decrease was driven primarily by lower distribution fees and the impact of the previously announced client loss, offset by higher internal growth. Operating margin increased 2.1 percentage points compared to the first quarter of fiscal year 2007, as adjusted, and 2.0 percentage points on an as reported basis, primarily as a result of a more favorable mix in distribution fees and to a lesser degree internal growth.

Securities Processing Solutions

Securities Processing Solutions segment net revenues grew to $124.4 million in the first quarter of fiscal year 2008, an increase of 10% compared to the first quarter of fiscal year 2007, as adjusted, and an increase of 7% compared to the first quarter of fiscal year 2007, on an as reported basis. The increase was primarily related to internal growth for equity and fixed income trade processing. Operating margin increased 6.2 percentage points compared to the first quarter of fiscal year 2007, as adjusted, and increased 5.0 percentage points compared to the first quarter of fiscal year 2007, on an as reported basis, as a result of the inherent operating leverage in the business associated with revenue from internal growth.

Clearing and Outsourcing Solutions

Clearing and Outsourcing Solutions segment net revenues grew to $24.7 million in the first quarter of fiscal year 2008, an increase of 13% compared to the first quarter of fiscal year 2007, on both an adjusted and as reported basis, primarily from internal growth and net new business growth across both the clearing services and outsourcing services businesses. Operating loss of $2.0 million for the first quarter of fiscal year 2008 improved by $1.1 million from a loss of $3.1 million in the first quarter of fiscal year 2007, as adjusted, and improved by $3.6 million from a loss of $5.6 million in the first quarter of fiscal year 2007, on an as reported basis, as a result of the inherent operating leverage in the business associated with revenue from internal growth and new clients.

Fiscal Year 2008 Financial Guidance

We are raising the fiscal year 2008 financial guidance as follows: (1) 1% - 4% revenue growth; and (2) earnings per share before one-time transition expenses within a range of $1.30 - $1.40 per share, based on diluted weighted average shares outstanding of approximately 141 million shares.

Mr. Daly commented, “We are off to a very good start for fiscal year 2008, and this has put us in a position to increase our guidance. Our new range anticipates that the level of trading activity from the first quarter will continue for the remainder of the year. However, once beyond the first quarter summer months this level of activity is only slightly above our original plan for the remaining three quarters. Our guidance does not contemplate any major downturn in the markets we serve that could result in a significant drop in market activity.”

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such non-GAAP measures provide investors a more complete understanding of Broadridge’s underlying operational results. These non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. A reconciliation of non-GAAP to GAAP measures is available in the accompanying schedules to this release and on the Broadridge Investor Relations home page at www.broadridge-ir.com.

Earnings Conference Call

An analyst conference call will be held today, Wednesday, November 7th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge's news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.0 billion in revenues and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal 2008 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Annual Report”). Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2007 Annual Report. These risks include: the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from Automatic Data Processing, Inc., (“ADP”) in March 2007; Broadridge’s success in obtaining, retaining and selling additional services to clients; the pricing of Broadridge’s products and services; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; Broadridge’s ability to continue to obtain data center services from its former parent company, ADP, as well as to obtain transitional services from ADP for up to one year from the date of Broadridge’s March 2007 spin-off from ADP; changes in laws affecting the investor communications services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; financial market activity; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions.

Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Condensed Consolidated and Combined Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three months ended September 30,
	2007	2006
Revenues:
Services revenues	$435.5	$426.1
Other	24.5	19.4

Total revenues	460.0	445.5
Interest expense from securities operations	8.8	5.4

Net revenues	451.2	440.1

Cost of net revenues	334.2	342.6
Selling, general and administrative expenses	49.1	50.5
Other expenses, net	8.8	0.6

	392.1	393.7

Earnings before income taxes	59.1	46.4
Provision for income taxes	23.1	17.9

Net earnings	$36.0	$28.5

Earnings per share:
Basic	$0.26	$0.21
Diluted	$0.26	$0.21

Weighted-average shares outstanding:
Basic	139.1	138.8
Diluted	139.8	138.8

Dividends declared per common share	$0.06	na

na – not applicable

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	September 30, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$86.4	$88.6
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	27.0	66.4
Accounts receivable, net of allowance for doubtful accounts of $3.1 and $2.6, respectively	374.2	502.7
Securities clearing receivables, net of allowance for doubtful accounts of $2.1 and $2.1, respectively	1,290.6	1,241.2
Other current assets	66.7	61.1

Total current assets	1,844.9	1,960.0
Property, plant and equipment, net	74.5	77.4
Other non-current assets	138.1	129.2
Goodwill	484.4	480.2
Intangible assets, net	33.0	31.4

Total assets	$2,574.9	$2,678.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91.3	$91.5
Accrued expenses and other current liabilities	193.0	287.9
Securities clearing payables	963.2	915.4
Deferred revenues	18.9	24.6
Short-term borrowings	108.7	109.2

Total current liabilities	1,375.1	1,428.6
Long-term debt	532.7	617.7
Other non-current liabilities	59.6	61.0
Deferred revenues	42.3	39.8

Total liabilities	2,009.7	2,147.1

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $.01 par value: Authorized, 650.0 shares; issued, 139.4 shares and 139.3 shares, respectively	1.4	1.4
Additional paid-in capital	418.9	412.9
Retained earnings	117.2	90.3
Treasury stock – at cost	(0.5)	(0.1)
Accumulated other comprehensive income	28.2	26.6

Total stockholders’ equity	565.2	531.1

Total liabilities and stockholders’ equity	$2,574.9	$2,678.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net revenues
	Three months ended September 30,
	2007	2006
Investor Communication Solutions	$299.1	$308.0
Securities Processing Solutions	124.4	116.5
Clearing and Outsourcing Solutions	24.7	21.8
Other	2.4	(3.9)
Foreign exchange	0.6	(2.3)

Total	$451.2	$440.1

	Earnings before Income Taxes
	Three months ended September 30,
	2007	2006
Investor Communication Solutions	$29.8	$24.6
Securities Processing Solutions	38.8	30.5
Clearing and Outsourcing Solutions	(2.0)	(5.6)
Other	(7.8)	(2.3)
Foreign exchange	0.3	(0.8)

Total	$59.1	$46.4

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Earnings, Margin and Per Share Reconciliation

(In millions, except per share and margin data)

(Unaudited)

	Three months ended September 30, 2007				Three months ended September 30, 2006
	Earnings before income taxes	Pretax margin	Net earnings	Net earnings per share	Earnings before income taxes	Pretax margin	Net earnings	Net earnings per share
GAAP basis measures	$59.1	13.1%	$36.0	$0.26	$46.4	10.5%	$28.5	$0.21
Non-GAAP adjustments:
One-time transition expenses	2.1	0.5%	1.3	0.01	—	—	—	—
Interest on new debt	9.0	2.0%	5.5	0.04	—	—	—	—

Total Non-GAAP adjustments	11.1	2.5%	6.8	0.05	—	—	—	—

Non-GAAP measures	$70.2	15.6%	$42.8	$0.31	$46.4	10.5%	$28.5	$0.21

Broadridge Financial Solutions, Inc.

Intersegment Transfer Price Reconciliation

(In millions, except margin data)

(Unaudited)

	Three months ended September 30,
	2007	2006
Investor Communication Solutions
Net revenue as reported	$299.1	$308.0
Transfer pricing adjustment	—	(1.0)

Net revenue as adjusted - Non-GAAP	$299.1	$307.0

EBT as reported	$29.8	$24.6
Transfer pricing adjustment	—	(0.4)

EBT as adjusted - Non-GAAP	$29.8	$24.2

Margin % as reported	10.0%	8.0%
Margin % as adjusted - Non-GAAP	10.0%	7.9%

Securities Processing Solutions
Net revenue as reported	$124.4	$116.5
Transfer pricing adjustment	—	(2.9)

Net revenue as adjusted - Non-GAAP	$124.4	$113.6

EBT as reported	$38.8	$30.5
Transfer pricing adjustment	—	(2.1)

EBT as adjusted - Non GAAP	$38.8	$28.4

Margin % as reported	31.2%	26.2%
Margin % as adjusted - Non-GAAP	31.2%	25.0%

Clearing and Outsourcing Solutions
Net revenue as reported	$24.7	$21.8
Transfer pricing adjustment	—	—

Net revenue as adjusted - Non-GAAP	$24.7	$21.8

EBT as reported	$(2.0)	$(5.6)
Transfer pricing adjustment	—	2.5

EBT as adjusted - Non-GAAP	$(2.0)	$(3.1)

Margin % as reported	-8.1%	-25.7%
Margin % as adjusted - Non-GAAP	-8.1%	-14.2%